Exhibit 99.1

PLUMAS BANCORP ACQUIRES CORNERSTONE COMMUNITY BANCORP

RENO, Nevada, July 2, 2025 (Globe Newswire) -- Plumas Bancorp (“Plumas”) (Nasdaq: PLBC) announced today the completion of its acquisition of Cornerstone Community Bancorp (“Cornerstone”), the holding company for Cornerstone Community Bank, effective July 1, 2025. On the same day, Cornerstone Community Bank merged with and into Plumas’s subsidiary, Plumas Bank. The transaction was previously announced on January 28, 2025.

Under the terms of the merger agreement between Plumas and Cornerstone, each issued and outstanding share of common stock of Cornerstone was converted into the right to receive a combination of 0.6608 shares of Plumas common stock and $9.75 in cash. The value of the total deal consideration was approximately $61.3 million, based on the closing price of Plumas common stock of $44.46 per share on June 30, 2025.

“We are pleased to welcome the clients, employees, and shareholders of Cornerstone,” said Andrew J. Ryback, President and Chief Executive Officer, Plumas Bancorp. “This transaction is a pivotal milestone in our company’s evolution. By integrating Cornerstone Community Bank’s deep local expertise with Plumas Bank’s advanced technology and small business solutions, we are enhancing the services available to our communities. We look forward to providing long-term value to our combined shareholders, clients, team members, and communities we serve.”

In accordance with the merger agreement, Plumas appointed Ken Robison, a director of Cornerstone, to the board of directors of Plumas and Plumas Bank effective as of July 1, 2025. Mr. Robison is president and broker/owner of Robison Real Estate Corporation in Red Bluff, Calif., and former owner of RE/Max Top Properties. Robison is active in the Tehama and Shasta communities, previously serving on the Red Bluff City Council and as Mayor of Red Bluff for two terms. Robison holds an MBA from California State University, Chico.

In addition, Cornerstone’s President and Chief Executive Officer, Matthew B. Moseley, will continue with Plumas Bank as Executive Vice President and Market President. Moseley joined Cornerstone Community Bank in August 2011 as a senior vice president/credit administrator. He was promoted to positions as the bank’s executive vice president/chief lending officer, executive vice president/chief banking officer, and executive vice president/chief credit officer. In 2022, Moseley assumed the role of president and CEO of Cornerstone Community Bank and Cornerstone Community Bancorp. Moseley is an honors graduate of Simpson University and an honors graduate of Pacific Coast Banking School.

Director, President and Chief Executive Officer of Plumas Bancorp and Plumas Bank, Andrew J. Ryback, remarked, “We are pleased to welcome Ken Robison to the board. His extensive involvement in communities within our expanded footprint and knowledge of real estate markets will help us grow and prosper in this region for years to come. We are also excited to welcome Matt Moseley to the executive team as Market President. His wealth of leadership experience, deep credit expertise, and strong regional connections will be invaluable in driving success for our company, clients, and the communities we serve.”

Robison commented, “I am grateful for the opportunity to serve on the Plumas Bancorp Board and excited to contribute to its ongoing success. The core values of Plumas Bank closely align with those of Cornerstone Community Bank, reinforcing a shared commitment to community growth. I am confident that Plumas Bank’s dedication to its communities will lead to enhanced services in the region. I look forward to supporting the bank’s efforts in delivering innovative financial solutions to small businesses, entrepreneurs, and families in northern California and beyond.”

Moseley stated, “I am thrilled to join Plumas Bank as we embark on this exciting new chapter together. The synergy between our teams, shared values, and commitment to excellence make this transition seamless and full of potential. I look forward to collaborating to drive innovation, enhance services, and create even greater opportunities for our clients and communities. This is a powerful moment for growth, and I am eager to contribute to the future success of our combined organizations.”

As of March 31, 2025, Cornerstone had total assets of $648 million, total loans outstanding of $492 million and total deposits of $572 million. With the completion of the merger, Plumas Bank adds four branches in Anderson, Red Bluff and Redding (two branches), California.

With the addition of Cornerstone, on a pro forma combined basis, Plumas had total assets of approximately $2.3 billion, total loans outstanding of approximately $1.5 billion and total deposits of approximately $1.9 billion as of March 31, 2025 (unaudited).

Raymond James & Associates, Inc. served as financial advisor to Plumas in the transaction. Sheppard, Mullin, Richter & Hampton LLP served as legal counsel to Plumas. Performance Trust Capital Partners, LLC served as financial advisor to Cornerstone and delivered a fairness opinion to its board of directors. Gary Steven Findley & Associates served as legal counsel to Cornerstone.

Investor Relations Contact:

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” that are subject to the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to plans, expectations, projections, and statements about Plumas and the benefits of the merger and other statements that are not historical facts. Forward-looking statements involve risks and uncertainties that are difficult to predict. Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the ability of Plumas successfully integrate Cornerstone’s business with its own; cost savings being less than anticipated; changes in economic conditions; the risk that the merger disrupts the business of Plumas, Cornerstone or both; difficulties in retaining senior management, employees or customers; and other factors that may affect the future results of the combined company. Further information regarding risk factors is contained in Plumas’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2024 and its registration statement on Form S-4 with respect to merger, copies of which are available on the SEC’s website at www.sec.gov and the investor relations section of Plumas’s website at www.plumasbank.com. Forward-looking statements made in this release speak only as of the date of this release. Plumas undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.